Exhibit 5.3
February 15, 2011
Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017-6039

Re:	RGA Capital Trust I
Ladies and Gentlemen:
          We have acted as special Delaware counsel for RGA Capital Trust I (the “Trust”), a Delaware statutory trust, in connection with the matters set forth herein. At your request, this opinion is being furnished to you.
          We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:
(a)	The Certificate of Trust of the Trust (the “Certificate of Trust”), as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on February 8, 2001;
(b)	The Trust Agreement of the Trust, dated as of February 8, 2001, as amended and restated by Amended and Restated Trust Agreement, dated as of December 18, 2001 (as so amended and restated, the “Trust Agreement”), among Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), and the trustees of the Trust named therein;
(c)	The Registration Statement on Form S-3, which constitutes Registration Statements Nos. 333-[______] and 333-[______]-01 (collectively, the “Registration Statement”), including a preliminary prospectus (the “Prospectus”), relating to, among other things, the Preferred Securities of the Trust representing preferred beneficial interests in the assets of the Trust (each, a “Preferred Security” and collectively, the “Preferred Securities”), in the form to be filed by the Company and the Trust with the Securities and Exchange Commission on or about February 15, 2011; and
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One Rodney Square ■ 920 North King Street ■ Wilmington, DE 19801 ■ Phone: 302-651-7700 ■ Fax: 302-651-7701

www.rlf.com

Reinsurance Group of America, Incorporated
February 15, 2011

(d)	A Certificate of Good Standing for the Trust, dated February 14, 2011, obtained from the Secretary of State.
As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Company.. Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.
          With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.
          For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate of Trust will be in full force and effect and will not be amended, (ii) the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents (other than the Trust) examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties to the documents (other than the Trust) examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents (other than the Trust) examined by us, (vi) the receipt by each Person to whom a Preferred Security has been issued by the Trust (collectively, the “Preferred Security Holders”) of a Preferred Securities Certificate for such Preferred Security and the payment for such Preferred Security, in accordance with the Trust Agreement and as contemplated by the Registration Statement, and (vii) that the Preferred Securities have been duly authenticated, issued and sold to the Preferred Security Holders in accordance with the Trust Agreement and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.
          This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.
          Based upon the foregoing, and upon our examination of such questions of laws and rules, regulations and orders thereunder as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
          1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act.

Reinsurance Group of America, Incorporated
February 15, 2011

          2. The Preferred Securities of the Trust are validly issued, fully paid and nonassessable beneficial interests in the assets of the Trust, subject to the qualifications set forth in paragraph 3 below.
          3. The Preferred Security Holders, as beneficial owners of the Trust, are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Trust Agreement.
          We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P. A.

EAM/MFC